================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13D-1 (B) (C),
         AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. __)*


                                Sourcefire, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    83616T108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [ ] Rule 13d-1(b)
     [ ] Rule 13d-1(c)
     [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 2 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 3 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 4 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 5 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 6 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 7 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 8 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                                ============
CUSIP NO.  83616T108                   13G                          PAGE 9 OF 19
====================                                                ============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 10 OF 19
====================                                               =============

================================================================================
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   5    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        6    SHARED VOTING POWER
   SHARES
BENEFICIALLY            3,209,560 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH:        -----  --------------------------------------------------------
                   8    SHARED DISPOSITIVE POWER

                        3,209,560 shares
-----  -------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,209,560 shares
-----  -------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       13.1%
-----  -------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 11 OF 19
====================                                               =============

ITEM 1(A).    NAME OF ISSUER:
              --------------
              Sourcefire, Inc.

ITEM 1(B).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              ------------------------------------------------
              9770 Patuxent Woods Drive, Columbia, Maryland 21046

ITEM 2(A).    NAMES OF PERSONS FILING:
              -----------------------
              New Enterprise Associates 10, Limited Partnership (the "Fund"); NEA Partners 10, Limited Partnership, which is the sole general partner of the Fund (the "GPLP"); and M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor") (collectively, the "Individual General Partners") who are the individual general partners of the GPLP. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

ITEM 2(B).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
              -----------------------------------------------------------
              The address of the principal business office of the Fund, the GPLP, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Kramlich, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris and Barrett is New Enterprise Associates, 5425 Wisconsin Ave., Suite 800, Chevy Chase, MD 20815.

ITEM 2(C).    CITIZENSHIP:
              -----------
              The Fund and the GPLP are limited partnerships organized under the laws of the State of Delaware. Each of the Individual General Partners is a United States citizen.

ITEM 2(D).    TITLE OF CLASS OF SECURITIES:
              ----------------------------
              Common Stock, $.001 par value ("Common Stock").

ITEM 2(E).    CUSIP NUMBER:
              ------------
              83616T108.

ITEM 3.       IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240.13D-1(B) OR
              -------------------------------------------------------------
              240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
              ---------------------------------------------------------
              Not applicable.

ITEM 4.       OWNERSHIP.
              ---------
              (a) Amount Beneficially Owned: the Fund is the record owner of 3,209,560 shares of Common Stock (the "NEA 10 Shares") as of December 31, 2007. As the sole general partner of the Fund, the GPLP may be deemed to own beneficially the NEA 10 Shares. As the individual general partners of the GPLP, the sole general partner of the Fund, each of the Individual General Partners may also be deemed to beneficially own the NEA 10 Shares.

              (b) Percent of Class: See Line 11 of cover sheets. The percentages set forth on the cover sheets are calculated based on 24,466,816 shares of Common Stock reported to be outstanding by the Issuer in Form 10-Q for the period ending September 30, 2007.

              (c)  Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: See Line 5 of cover sheets.

                   (ii) shared power to vote or to direct the vote: See Line 6 of cover sheets.

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 12 OF 19
====================                                               =============

                   (iii) sole power to vote or to direct the vote: See Line 7 of cover sheets.

                   (iv) shared power to dispose or to direct the disposition of:
                        See Line 8 of cover sheets.

              Each Reporting Person disclaims beneficial ownership of such shares of Common Stock except for the shares, if any, such Reporting Person holds of record.

ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
              --------------------------------------------
              Not applicable.

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
              ---------------------------------------------------------------
              Not applicable.

ITEM 7.       IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
              ------------------------------------------------------------------
              THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
              ------------------------------------------------------------
              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
              ---------------------------------------------------------
              Not applicable. The Reporting Persons expressly disclaim membership in a "group" as used in Rule 13d-5(b).

ITEM 9.       NOTICE OF DISSOLUTION OF GROUP.
              ------------------------------
              Not applicable.

ITEM 10.      CERTIFICATION.
              -------------
              Not applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 13 OF 19
====================                                               =============


                                    SIGNATURE


     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: February 12, 2008


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By:            *
        ------------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:                *
    -----------------------------
    Charles W. Newhall III
    General Partner


         *
----------------------------
Michael James Barrett


         *
----------------------------
Peter J. Barris


         *
----------------------------
C. Richard Kramlich


         *
----------------------------
Charles W. Newhall III


         *
----------------------------
Mark W. Perry


         *
----------------------------
Scott D. Sandell

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 14 OF 19
====================                                               =============


         *
----------------------------
Eugene A. Trainor III




                                             *By: /s/ Louis S. Citron
                                                  ----------------------------
                                                  Louis S. Citron
                                                  As attorney-in-fact



This Schedule 13G was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 15 OF 19
====================                                               =============


                                                                       EXHIBIT 1
                                                                       ---------


                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Sourcefire, Inc.

     EXECUTED this 12th day of February, 2008.

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP
    General Partner


    By:            *
        ----------------------------
        Charles W. Newhall III
        General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:              *
    ---------------------------
    Charles W. Newhall III
    General Partner


         *
-------------------------------
Michael James Barrett


         *
-------------------------------
Peter J. Barris


         *
-------------------------------
C. Richard Kramlich


         *
-------------------------------
Charles W. Newhall III


         *
-------------------------------
Mark W. Perry

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 16 OF 19
====================                                               =============


         *
-------------------------------
Scott D. Sandell


         *
-------------------------------
Eugene A. Trainor III




                                               *By: /s/  Louis S. Citron
                                                    --------------------------
                                                    Louis S. Citron
                                                    As attorney-in-fact



This Agreement was executed by Louis S. Citron on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as
Exhibit 2.

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 17 OF 19
====================                                               =============


                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Charles W. Newhall III, Louis S. Citron, Eugene A. Trainor III and Shawn Conway, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a direct or indirect general partner, director, officer or manager of any partnership, corporation or limited liability company, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 31st day of March, 2007.

                                       /s/ Forest Basket
                                       -----------------------------------------
                                       Forest Basket


                                       /s/ M. James Barrett
                                       -----------------------------------------
                                       M. James Barrett


                                       /s/ Peter J. Barris
                                       -----------------------------------------
                                       Peter J. Barris


                                       /s/ Ryan Drant
                                       -----------------------------------------
                                       Ryan Drant


                                       /s/ Shawn Conway
                                       -----------------------------------------
                                       Shawn Conway


                                       /s/ Paul Hsiao
                                       -----------------------------------------
                                       Paul Hsiao


                                       /s/ Vladimir Jacimovic
                                       -----------------------------------------
                                       Vladimir Jacimovic


                                       /s/ Patrick J. Kerins
                                       -----------------------------------------
                                       Patrick J. Kerins

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 18 OF 19
====================                                               =============


                                       /s/ Suzanne King
                                       -----------------------------------------
                                       Suzanne King


                                       /s/ Krishna Kolluri
                                       -----------------------------------------
                                       Krishna Kolluri


                                       /s/ C. Richard Kramlich
                                       -----------------------------------------
                                       C. Richard Kramlich


                                       /s/ Charles M. Linehan
                                       -----------------------------------------
                                       Charles M. Linehan


                                       /s/ Peter T. Morris
                                       -----------------------------------------
                                       Peter T. Morris


                                       /s/ John M. Nehra
                                       -----------------------------------------
                                       John M. Nehra


                                       /s/ Charles W. Newhall III
                                       -----------------------------------------
                                       Charles W. Newhall III


                                       /s/ Jason R. Nunn
                                       -----------------------------------------
                                       Jason R. Nunn


                                       /s/ Mark W. Perry
                                       -----------------------------------------
                                       Mark W. Perry


                                       /s/ Michael Raab
                                       -----------------------------------------
                                       Michael Raab


                                       /s/ Scott D. Sandell
                                       -----------------------------------------
                                       Scott D. Sandell

====================                                               =============
CUSIP NO.  83616T108                   13G                         PAGE 19 OF 19
====================                                               =============


                                       /s/ A. Brooke Seawell
                                       -----------------------------------------
                                       A. Brooke Seawell


                                       /s/ Eugene A. Trainor III
                                       -----------------------------------------
                                       Eugene A. Trainor III


                                       /s/ Sigrid Van Bladel
                                       -----------------------------------------
                                       Sigrid Van Bladel


                                       /s/ Ravi Viswanathan
                                       -----------------------------------------
                                       Ravi Viswanathan


                                       /s/ Harry Weller
                                       -----------------------------------------
                                       Harry Weller